EXHIBIT 15.1

ERNST & YOUNG	Centro Empresarial Botafogo Praia de Botafogo, 300 13° Andar – Botafogo 22250-040 – Rio de Janeiro, RJ, Brasil	Tel.: (5521)2109-1400 Fax: (5521)2109-1600 www.ey.com.br

To the Board of Directors and Shareholders

Petróleo Brasileiro S.A. – Petrobras

We are aware of the incorporation by reference in the Registration Statements (Amendment #3 to Form F-3 No. 333-118644 and Amendment #2 to Form F-3 No. 333-92044) and in the accompanying prospectus supplement of Petróleo Brasileiro S.A. – PETROBRAS (“Petrobras”) and Petrobras International Finance Company (“PIFCo”) of our reports dated August 11, 2005 relating to the unaudited condensed consolidated interim financial statements of Petrobras and of PIFCo for the six months ended June 30, 2005 included in Form 6-K dated August, 2005.

Very truly yours,

Ernst & Young Auditores Independentes S/S

/s/ Paulo José Machado

Paulo José Machado

Partner

Rio de Janeiro, RJ – Brazil

September 26, 2006